Exhibit 99.2

Q2 2005 Global Power Equipment Group Inc. Earnings

Conference Call

09 Aug 2005 09:00 (ET)

Corporate Participants

Bob Zwerneman - Global Power Equipment Group, Inc. - Director, Investor Relations

Al Brousseau - Global Power Equipment Group, Inc. - President, CEO

James Wilson - Global Power Equipment Group, Inc. - CFO

Conference Call Participants

Sanjay Shrestha - First Albany Corp. - Analyst

Richard Wesolowski - Sidoti & Co. - Analyst

Leone Young - Smith Barney Citigroup - Analyst

Amyne Banally (ph) - John Hancock Advisors - Analyst

Global Power Equipment Group Inc. [GEG]

Q2 2005 Global Power Equipment Group Inc. Earnings Conference Call

09 Aug 2005 09:00 (ET)

Operator

Good morning, and welcome ladies and gentlemen, to the second quarter 2005 Global Power Equipment earnings conference call. At this time, I would like to inform you that this conference is being recorded today, Tuesday, August 9, 2005. Currently, all participants are in a listen-only mode. After the presentation we will conduct a question-and-answer session. It is now my pleasure to introduce Mr. Bob Zwerneman, Director of Investor Relations for Global Power. Please go ahead, sir.

Bob Zwerneman, Global Power Equipment Group, Inc. - Director, Investor Relations

Good morning everyone. Sorry we’re a little late. We had, for some reason, a lot of interest in our call and a lot of people are still calling in right now, but thank you for being on the call with us. Joining me today are Al Brousseau, Global Power Equipment Group’s President and Chief Executive Officer; and Jim Wilson, our Chief Financial Officer. On the home page of our website, there’s a link to a presentation in two formats, both a PowerPoint, as well as a PDF. You are free to download those and we suggest that you do that because we will referring to that presentation this morning. Within this presentation, slide 2 presents our Safe Harbor and Reg ‘G’ statements. We will also be filing our second quarter 10-Q later today, which includes additional language on our risk factors that everyone should review, as it pertains to statements we will make today, and with that I’ll turn the call over to Al.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Thank you, Bob, and good morning everyone. We have got a lot to cover this morning, especially as it relates to some unexpected operating issues that we encountered during the second quarter. My hope is that by the end of this call everyone has their questions answered and feels comfortable and as confident as I am that the problems we recently encountered are behind us. I have personally spent a great deal of time with our operating groups looking at a procedure related to each project on a case by case basis and examining the problem areas on large projects, and what led to those problems, and how we have addressed them. Probably one question everybody asks is what happened?

Very simple. In some of our long-cycle orders, it can take 12 to 14 months by the time we receive the order to the time we complete the job. Unfortunately, as steel prices doubled during 2004, we were booking orders and then scrambling to find raw material and suppliers. In a normal time, the engineering and procurement cycle typically require six to eight-month lead time. Our 2004 orders required us to meet our clients’ shortened schedules of three to six months for engineering and mill order in a volatile steel market which required us to fast track these projects. The steel mills in 2004, and early 2005 simply had a large degree of leverage, and, to some extent, they still do on large pipe sizes.

On the very large jobs, each with very similar initial designs, we placed orders for steel pipe that will be needed six months later. Unfortunately, our final designs were different than those preliminary designs and the steel pipe we bought simply could not be used, and by the time our project execution teams realized this problem we had to really scramble to reorder the correct materials. With such a drastic change, we ended up performing twice as many wells than what we estimated in our original design, and as a result our estimated labor cost was below what we actually incurred. In a nutshell, our best intentions to save money and meet client commitments cost us money, and given the size of these projects, significantly impacted our profit during the second quarter for this year. Furthermore, as worldwide economic activity has picked up, especially in Asia, where a great deal of our subcontract manufacturing is performed, we encountered a sharp rise in fabrication costs, as shop capacity issues and labor demand are driving our costs higher, higher than we estimated. And lastly, freight cost and the associated fuel surcharges for the class of vessel we require, which is break bulk cargo, have been another negative variable in our total project cost that has taken a further bite out of our profit potential. I want to remind everybody, there’s no hedge mark of steel freight to proactively manage these costs in the highly inflationary environment we have had the last 18 months.

In our aux. power segment of the business, we experienced the warranty costs that were not forecasted. In addition, we had shipments delayed by our client which for this segment meant we could not recognize the revenue or gross margins earned. We also had some underabsorption issues with our U.S. manufacturing centers, which occurred due to our shipping certain capabilities such as drafting to lower-cost offshore centers. We have detailed the elements of the shortfall from our previous guidance for both the quarter and the year in today’s presentation, which Jim will cover in a few minutes. If any has any question about these variances, we’ll answer them as best we can when we take your questions.

If you turn to slide 3 of the presentation, I want to discuss some of the positive developments that transpired during the quarter and give you some recent color on the sales front. Earlier this year we had indicated to everyone that we might have to draw on a revolver at some point, even as soon as the second quarter. I’m very pleased to report that we closed the quarter with over $40 million in cash and $47 million of availability on a revolving line of credit.

Our bookings during the quarter totaled 181 million, which includes 67 million acquired as of April 11, when we closed the Williams Industrial Services Group acquisition. As our Industrial Services segment currently operates primarily within the U.S., at the end of the second quarter 64% of our firm backlog was for projects within the U.S., and reverses the downward trend we have been in this the past four years. Those second quarter bookings include, in our new Industrial Services segment, a $30 million contribution from a new five-year contract that we signed a major U.S. utility that we announced in yesterday’s press release. This new contract is worth a minimum of $150 million in revenue over the next five years, and including non-specified work that this customer has routinely added in the past at their power plants, the scope of work could be worth an additional 100 million, and possibly more.

An important feature of this new agreement is we now share a mutual interest with our customer to expedite schedules, optimize the uptime and operating performance at their plants. If we perform exceptionally well, we each share in the savings. And according to Williams’ policy, only a rolling 12-month of estimated revenue under contract is included in our bookings and backlog.

On the product side, in our Aux. Power and Heat Recovery segments, we booked a large HRSG contract in Qatar on a new LNG processing plant that is the first of several we expect to receive over the next year or two. We also had a nice order for an enhanced oil recovery project in Canada that should be the first of many opportunities for EOR projects that are gaining in number as a result of sharper, higher oil prices. We had orders for a number of jobs in the U.S. as part of our clean air initiative, and another 20 to 25 new projects scattered around the Middle East, Europe, southeast Asia, and several retrofit jobs in the U.S. and elsewhere.

We expect to formalize another large three unit power project in Canada this month, that we expected to book earlier this year. Our pipeline of increase continues to increase and we are actively pursuing over 150 projects we are attracting worldwide, about 25% of it is within the U.S. and we believe we have a very good chance to win our share of the business.

In China, the third round of the central bundle buy is about to get underway, with the OEMs expected to start negotiations for another 10 or so gas turbines that could lead for an opportunity for our Deltak China division to win some business in the fourth quarter. Besides our small line of industrial boilers, which we produce in Nanjing, we are also pursuing a couple of new merchant opportunities for large HRSGs in that country that are being purchased outside of the bundle buy. We continue to increase the scope of work at our Nanjing, China operation where we have shifted some light drafting and detailing to take advantage of the low-cost skilled labor.

We are looking at various alternatives to add some much needed tube-fitting capacity in Nanjing to significantly reduce our costs for this important component for HRC reduction, and up to our dependency in other Asian manufacturing sources that are currently facing increasing labor cost and issues.

Let’s turn back to the U.S. operations, and as everyone knows, we closed on the Williams acquisition on April 11, a week later than planned, and something that Jim will comment on, as well. What I do want to say about the Williams Industrial is the business is solid and performing better than expected. From an integration standpoint we couldn’t be more pleased with the smooth and orderly transition we have had. Already we have captured some synergies by teaming Williams up with our Deltak subsidiary on a retrofit and repair job in Texas.

That could prove to be a sizable job and we could gain the benefit of a service piece on that project that otherwise would have gone to a third-party E&C. This type of cooperation and synergy is exactly what we envisioned when we acquired the business and integrated our customer bases. As we develop this service in the equipment retrofit business in the coming months, we foresee and strong profitable business stream. In addition, Williams has taken advantage of the double breasted craft force to enhance its competitive position in the southern U.S. states and other industrial and power-related markets to improve it’s win rate and boost margins.

We continue to believe that Williams could be a high growth engine now that it has joined the Global Power portfolio of companies. In closing, I want to reassure everyone that our market opportunity continues to improve. The issues that led to your shortfall during the second quarter have been addressed. As I indicated before, we saw new approval in marketing procedures that should minimize think occur of such things again. We have an ongoing cost reduction in place and we have taken a firm stance with our customers to improve our gross margin. I further believe that we have a very good team of professionals that all have a vested interest in doing better than what we have done thus far in 2004 - 2005. We can’t overcome the timing of when projects, hopefully, come to life in the market, but by overcoming the challenges we have quickly become much more profitable and can generate cash to further expand our business. We will also be more selective in booking orders, and not take on lower margin products, which in the short-term may reduce margins and slightly profitability. With that I’ll turn it over to Jim.

James Wilson, Global Power Equipment Group, Inc. - CFO

Okay. Thank you. Excuse me. If you would please turn to slide No. 4, we will look at some of the key items from the second quarter income statement.

Operating results for Williams’ Industrial Services group, which we acquired on April 11, this was a week later that we originally planned, and had a $0.02 negative impact on the quarter due to higher than expected profitability for this one-week time period. Revenue was $113.6 million, up almost $57 million from what we reported in the second quarter of 2004. Although our gross profit increased approximately 2.6 million over a year ago, our second quarter gross margin of 10.3% is down from 16% for the second quarter of 2004.

Some of the margins percentage decline is related to the addition of the Williams margin which, as a service business, has a lower margin than our historical product margin, from our previous guidance. It’s principally due to a number of operating related set backs that Al addressed earlier. Operating expenses were $12.6 million for the second quarter of 2005 as compared to $8.5 million for the same period last year.

The largest component of the increase from last year relates to inclusion of 1.8 of Williams operating expenses since April 11. Also included in these expenses are $1.3 million of restructuring charges for the former CEO’s retirement.

Additionally, Deltak’s operating expenses contributed 12.9 of increase since that acquisition occurred in July of 2004. Interest expense was $1.2 million for the second quarter of 2005, as compared to $0.1 million for the same period last year. Convertible dealt added in November 2004. In summary, we reported a $0.03 loss for the second quarter of 2005, compared to a $0.01 profit per diluted share in the second quarter of 2004. Restructuring charges of 1.3 million or $0.02 per share.

However, the results also include an unrealized gain of a similar amount from the foreign currency hedge on a large job in Europe. In the second quarter last year, we recorded approximately $300,000 of restructuring charges. Turning to slide No. 5, you can see our year-to-date results through June.

Our year-to-date revenue is up sharply to $181 million our gross profit is. EPS and EBITDA after considering increased operating and interest expenses associated with the Williams and Deltak China acquisitions. Slide No. 6 — excuse me — presents information that you will find in your 10-Q, which we’ll be filing later today, and compares the 6-month actual results to pro forma results incorporating Williams since the beginning of 2005. As you can see if Williams had been acquired on the first of the year, our year-to-date results would have showed a positive of $0.05 based on pro forma revenues of 243 million.

Typically, Williams’ strongest period is the first quarter due to outage schedules for their customers. In the 8-K we filed in June we presented the financial information for Williams for the prior three fiscal years as well as the first quarter of 2005. That information revealed that on a pro forma basis had we owned Williams during the first quarter of 2005 we would have posted a 6 correct per share profit rather than the actual break even results.

But as shown on slide 6 that positive difference would have risen to $0.08 a share on a year-to-date basis, indicating the first 10 days of April could have contributed an additional $0.02 per share. If you turn to slide 7 this shows our second quarter revenue compared to last year. The Williams’ revenues are listed on the Industrial Services line and virtually all of this revenue came from the United States. As a result, about 52% of our second quarter revenue came from within the U.S. and Canada compared to only 38% last year. Just for the effect of Williams, only about 30% of our revenue in the other two segments came from the U.S. and Canada in the second quarter.

One other thing to point out on the slide is that revenue during the second quarter was down slightly, or about a million dollars. This was a result of delays in shipment of finished goods from a manufacturing location, as the timing of shipments is often dictated by the customer. Shortfall on revenues from last year had a significant effect on second quarter Auxiliary Power. Turning to slide No. 8, you can see the carbon steel prices have been declining from the start of the year, and the MEPS predicts another 21% retreat over the next 12 months. However, as we have addressed previously the sharp rise in steel costs in 2004 contributed to our margins remaining low for the rest of the year. Turning to slide No. 9 you can see our historical gross margins on a quarterly basis. 10.3% reflects the impact of higher manufacturing cost as well as the inclusion of Williams. The higher manufacturing results are mainly the result of higher prodebited cost on some large gas turbine projects as Al mentioned earlier along with your additional multi-related costs. Turning to slide No. 10, our backlog continues to rise and stood at 388 million at the end of the quarter. As detailed in yesterday’s press release, we acquired approximately 67 million of Williams’ backlog. Industrial services segment represents the estimated revenues that Williams expects to recognize over the next 12 months based solely on the contract in happened. For example, as we discussed in yesterday’s press release for the five-year $150 million contract that Williams recently signed with a major utility, only one year, or 30 million of that contract was included in our firm back log. However, revenues from that customer in the past three years have averaged over 55 million per year as additional work on the contract has taken place. In essence, Williams takes a conservative view toward defining backlog and will continue this practice. In a few minutes comparing our second quarter results for the second half. Please turn to slide 11. In May, we provided second quarter earnings estimate of 3 to $0.05 per share. This figure did not include the restructuring charges of $0.02 for the quarter resulting in adjusted guidance of 1 to $0.03 for the quarter. We also had a benefit $0.02 a share from the foreign currency hedge on a project we are building for a customer in Europe. The decline in the your row produced this gain. However, the physical cost recognized over the remainder of the year will likely be reversed either through change in currency rates or by the actual exchange rate. As I indicated earlier the 1 week delay in closing the Williams transaction cost us $0.02 per share that we did not anticipate. As it turned out due to the fact that several major outages at power plans were just wrapping up. Lastly, we lost approximately $0.06 per share tied to the cost overruns that Al addressed earlier, and looking forward, please turn to slide No. 12. The information is a reconciliation from our previous guidance to our new guidance of 2 to $0.08. The only issue I haven’t spoken to yet is the reduced revenue estimate that we provided yesterday. As Al stated, the international market opportunities are good and all indications that we track the market for new power plants and maintenance of existing plants continues to strengthen. However, we have seen a couple delays on some very large projects we had expected to book in the second quarter. This, in turn, affects the recognition of revenue for those jobs for the remainder of 2005, and as a result we are reducing our revenue guidance by approximately 10%, from a range of 440 million to 490 million, to a range of 410 million to 430 million.

Turning to slide No. 13, which is our abbreviated cash flow slide, you can see that we ended the second quarter with approximately 42 million in cash, which is 57 million lower than what we had on hand at the end of 2004 for the prior quarter. However, it is important to recognize we paid out 67 million on April 11, to acquire Williams. So our operating cash position actually improves during the quarter.

In addition to cash on hand, the Company had an additional $47 million of availability at June 30 for borrowings and letters of credit. With that let’s open the call up to questions.

Questions and Answers

Operator

Thank you very much, sir. The question and answer session will begin at this time. [Operator Instructions.] Please stand by while we compile a list of questions. Your first question comes from Sanjay Shrestha from First Albany. Please, go ahead.

Sanjay Shrestha, First Albany Corp. - Analyst

Great, thank you. Good morning, guys. Couple of quick questions here, once again — it relates to some the unanticipated cost overruns that we had here in Q2. What is the stage of that project? When do we expect the project to be completed? And second, I know you’re look about a lot of different projects and making sure it does not happen, but what exactly did you change, and, quite frankly, it’s a bit of surprise for GEG because I don’t recall you guys having encountered something like this, so can you go into a little more detail on that?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Good morning, Sanjay. This is Al Brousseau. I think if you look at past history of GEG, it hasn’t occurred before. It goes back to what I stated earlier, when you have this tremendous volatile market out there with steel prices — everybody’s trying to do things, and what happens is during the execution phase you start doing things out of your normal procedures, out of your normal sequence, and everybody is trying to do the right thing, and when you do that sometimes it works, but many times it doesn’t, because you don’t have the proper checks and balances and management controls in place that you had during the normal procedures and practices. And this is really what happened when you talk about the steel pricing and everybody is trying to get tubing and piping, and plate work, which is a big part of our cost, ordered early, and then has it turned out, you know, ordered the wrong stuff, and it just compounds. And a lot of these large project we’re talking about were multiple units, so what traditionally in the past — if it occurred you may have only had it on one unit, your variable cost was much less as far as the effect goes. All of a sudden now it’s times two, times four, it’s a tremendous impact to the organization when that happens.

James Wilson, Global Power Equipment Group, Inc. - CFO

And on two projects they were each four units a piece.

Sanjay Shrestha, First Albany Corp. - Analyst

Okay. Okay. So what you guys have done to avoid something like this going forward? That’s kind of what I was hoping to get a little more color on.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

What we’re doing now is going back and reinventing, you know, the procedures we had before. They worked before. They worked fine. Get out of the fast track mode, guys, and go back to the basics, and really have demand from the various organizations really scrutinize and control what is going on in a better fashion. Because you’re bidding a lot of jobs, a lot of things are going on, a dynamic marketplace, but there’s no excuse for it. For me, it’s unprecedented. For Global, it’s unprecedented So we are trying to really say put the screws down and hold people accountable, which is a big thing that’s necessary in a case like this, and make sure people are doing the right thing and not do something stupid.

Sanjay Shrestha, First Albany Corp. - Analyst

Got it. Okay. Okay. Couple of followup if I could, you guys mentioned in your press release that one of the large HRSG projects was pushed out from the second quarter, and part of the reason why you’re revenue guidance has actually been tempered a bit here for 2005. Now have you guys already booked that in Q3? Is that going to be a Q3 bookings or — you know, how confident are you about that, or is there a chance that might be slipped again into Q4 then on to 2005 given that it’s a bit of a lumpy business?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Well, the good news, Sanjay, is that we’re in process of booking that this week. Things are almost all finalized, it’s just a matter of final contract, language and stuff, but letters and intent and everything else is all in place, and we expect to resolve that — all of the details by the end of this week. It’s probably, a month or so later than we planned, but the good news is it is occurring, and it’s a very profitable job and we’re real pleased to have been awarded this project.

Sanjay Shrestha, First Albany Corp. - Analyst

Okay.

James Wilson, Global Power Equipment Group, Inc. - CFO

I think also, Sanjay, the second phase of one of our LNG work projects, for our Qatar gas project, will book this week or next week.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Yes, in the final process. So.

Sanjay Shrestha, First Albany Corp. - Analyst

Okay. Okay. Now, also, you know, you guys did talk about the bundle buy program in China potentially coming into Q4. I was reading some local paper about four or five combined cycle turbine opportunities in Indonesia, as well. Now with that taken into consideration, it looks like your net new bookings for the second half 2005, could be, you know, significantly higher than the first half 2005. Now for us outsiders, give us a sense of how should we be tracking that? What is the level of your visibility and the comfort that a lot of those will come in house? And I have one last question after that.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Let’s talk about the China bundle buy three, may have said recently in the past why we weren’t especially on the boiler side for those projects out there, you know it was some of the formation of the Nanjing Boiler Works, which is now Deltak Power. China, and how that all happens politically within the country, and most of those issues that occurred while you’re only a JB, not a real Company. All of those are behind us now. Politically, which is a big part of it, we’re recognized in Beijing as being a local major power boiler supplier, which is a key part of winning the work, and getting on at last, and go out and be competitive. We know we can be competitive, and that’s not an issue, so I think as far as the visibility going forward, we’re very, very well positioned to get our share of the work out of the bundle by three work, which is a key for success for all of us going in China.

You want to be on the big China bundle buys, the base of your work, and as we said in our discussions earlier here, there are some other non-bundle buy projects coming up, that we also feel well positioned for going forward. So as far as China goes, we believe we’re much better than we were before. We know where we’re going, we have got our sites on the bundle buy three projects and the clients that are involved with those that will make those decisions.

So I think we’re in very good shape there. If you look at both Thailand and Indonesia, as you know from my background working many years in that part of the world, we’re now looking at potentially getting a large project in Indonesia. We feel well positioned.

It’s a very competitive market, but we feel well positioned. If you look at Thailand, you know, it was a recently a project awarded there. Two other large combined cycle projects coming up in between the HRSG side and the power side of the business we’re sure we’re going to get our fair share of the business there as well. But the good news is that part of the world is where the money is flowing into. As I mentioned earlier, a lot of the Japanese money is no longer flowing into China, it’s flowing into southeast Asia, and so you have to be well positioned with the major Japanese trading firms, but also you have to be well positioned with the clients there, and in the past as you well know, Larry has spent - Larry Edwards has spent a lot of time in Asia working clients, and myself, as well. And that’s what we look forward to, all of those relationships you develop there, because it’s a relationship-based business in Asia. We feel we will be excellently positioned to do that.

Sanjay Shrestha, First Albany Corp. - Analyst

Great, one last question, guys, if I could. Obviously, we see the impact from the cost overrun, you are saying, hopefully, that’s not going to re-occur here, which would have been 2% to 3% higher from the gross margin standpoint, even in Q2, and now when we look at your new bookings margin for the second quarter for the core GEG, how have they been trending, and right along with that, when we look out into 2006, what kind of growth can we get from the Williams Industrial side of the house, and what sort of margin implication can we expect, especially if prices still are, in fact, going to be down 21% over the next 12 months?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

I think if you look at the future business going forward, we don’t talk too much about margins, because we typically don’t talk about margins, okay? But we feel that the — the issues are in hand. The business outlook is good. We know that the Williams, you know, business, was kind of restrained in the last year or so, based on the private owner and what he did and didn’t want to invest in. So we feel that and the Williams management will tell you, as well, that some of the shackles are off. There is tremendous opportunity in growth for them coming up, and we believe that card is going to play very, very well in near term, as well as long-term growth with Global Power and the other companies.

Sanjay Shrestha, First Albany Corp. - Analyst

Okay. Great. Thanks, guys.

Bob Zwerneman, Global Power Equipment Group, Inc. - Director, Investor Relations

Next question, heather.

Operator

Thank you very much. The next question comes from Rich Wesolowski from Sidoti & Company. Please go ahead, sir.

Richard Wesolowski, Sidoti & Co. - Analyst

Good morning.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Morning.

Richard Wesolowski, Sidoti & Co. - Analyst

Al, at what point do you think the contracts that you guys had booked in the second quarter, which have been cited as lower margin, will be worked off the income statement?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Well, first of all I ask you — part of your question probably goes back to some of the contracts we booked later in 2004, early 2005. You know, many of those get worked out. It’s a 12 to 14-month cycle. So basically, they’ll get worked out by the end of this year. And if you look at some of the Aux. Power projects we booked in early 2005, they will be worked out, as well, by the third and fourth quarters of this year. Most of those lower margin projects will all by worked up before the end of the year, and again, we recognize, you know, the cost impact of those as they occur, and we recognize the remaining profit and, basically, a percent complete for the boiler side of the business, and on shipment for the Aux. Power side of the business. In answer to your question, most of those will be worked out by end of this year.

Richard Wesolowski, Sidoti & Co. - Analyst

Okay. As we look out past that trying to get profitability profile for the Company, it seems to me that some of the things that would contribute to lower margins, namely maybe, the Williams business, at least on the gross line, and also higher competition in the international arena would be with you for sometime. Would you expect the margins to eventually — putting no time frame on it — get back to the high teens area that we had seen in the past?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Well, I think, if you look at, you know, the business excluding Williams, okay, because Williams is a different model. It’s lower margin, a lot lower G&A.

James Wilson, Global Power Equipment Group, Inc. - CFO

I think we have to look at Williams when you are looking at your margins in the lower teens — low — the lower teens in terms of margins, and — but you know the other thing about Williams is they have very low operating expense levels too, you know. So it’s just kind of a matter of your methodology and how you put that together. Williams is going to consistently lower margins at the gross margin line.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

I think, Rich, what we would say is our product side of our business should return to more historical norms for us. All things being considered. I mean, we feel we have our operating issues addressed, and now it’s just taking advantage of — you know, going forward, lower steel prices — steel cost.

Richard Wesolowski, Sidoti & Co. - Analyst

Okay.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

And being very selective. We’re far more selective. We’re telling some of our major customers we will not accept the kind of terms that they dictated in the past. And part of that was coming out of the bottom of the cycle, everybody was very eager.

Richard Wesolowski, Sidoti & Co. - Analyst

Okay. You mentioned that you had the new $150 million contract that is only booked in backlog one year out. And I was wondering, just on a general basis, with this contract in hand, how much work are you putting into backlog on a quarterly basis, you know, just from the passage of time?

James Wilson, Global Power Equipment Group, Inc. - CFO

What really happens is like on a contract like that that would keep rolling forward. So your going to recognize revenues as you incur those services, and then it’s going to keep rolling out, so, theoretically, just on average like on a $30 million contract like that you would recognize about $2.5 million of revenue and $2.5 million more bookings. As long as you have 12 months worth of contracts available, you’d still keep $30 million of backlog. That would be your next year’s worth of revenue.

Richard Wesolowski, Sidoti & Co. - Analyst

Would you expect contracts like that to be worked off evenly?

James Wilson, Global Power Equipment Group, Inc. - CFO

Well, the — it’s hard to say, I think that — like I mentioned in my discussion earlier, is that the outage season is more geared towards time periods, you know, where you have, it’s not in the summer. So it’s in the spring and fall.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Yes, typical power outages are in the fall and in the spring. A lot of the major — what is called the nuclear work of the business is done in the springtime, getting ready for the summer season, and a lot of the fossil work is more in the fall period of time, getting ready for the winter season. And that’s why you’ll see — you’ll see the revenues fluctuate a little bit on a quarter-by-quarter basis, especially the first quarter and third quarter are fairly, uh

James Wilson, Global Power Equipment Group, Inc. - CFO

Fourth quarter.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

First and fourth quarter are fairly robust and the second and third are fairly down.

James Wilson, Global Power Equipment Group, Inc. - CFO

Except the first 10 days are always robust for Williams.

Richard Wesolowski, Sidoti & Co. - Analyst

Okay. Was there any commonality between — you know, either geographically, or by types of projects, in the delays that you saw, or were these more a series of one off instances?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

They were more one offs.

James Wilson, Global Power Equipment Group, Inc. - CFO

We can’t dictate the time schedule when a project actually comes to life. We’re very active in the planning part of that, and when they are scoping out the scope of work, and trying to get estimates for financing purposes, and then it just — in the gestation cycle at that point.

Richard Wesolowski, Sidoti & Co. - Analyst

Okay. Is the — you talked about both the China — the bundle buy and the opportunities in China outside of the bundle buy. And now you touched a little bit on a couple of areas in southeast Asia. Does China right now blow away the rest of your opportunities for the next six to nine months, or are there other opportunities that somewhat measure up to that?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

I would say complements, not blows away. Right now there’s a huge power issue in China, and the Chinese government is trying to get the handle around that. But, also, until we get the LNG facilities built, and there’s eight, or nine, or ten facilities being built and constructed, as we speak. Those have got to get in place, the gas has got to come in, and then you’re going to see a resurgence going forward with more gas plants, but right now there’s issues about pollution, they got their lippers (ph) coming on. So the government is kind of — you know, slowing down a little bit the power plant construction to rationalize it even though there’s black outs and brown outs occurring, as we speak. But you know, the government said wait a minute we got to rationalize how we do this and do it right, and they realize now that putting all of these coal facilities in, which coal was king, gas is becoming the big king in China as we go forward.

James Wilson, Global Power Equipment Group, Inc. - CFO

Also Indonesia has tremendous black outs right now, and I know our team will be traveling there for a power-gen conference, not in Indonesia, in Singapore, and that’s in a couple of weeks or so, and there it’s on the front of everybody’s mind because they can see it every day.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

What is interesting is the Indonesian power utility recently published something where they said they had about 123 megawatts of reserve capacity, which is unheard of. You know, why so little? But they have been under economic strain and issues there, it’s taken a while to get some new plants up and constructed, but they know they got to build a lot more. It’s a good business. You know, and the same with Thailand. Thailand has a pretty regulated planned commitment to power, and you know, every two to three years they plan ahead, plan ahead, plan ahead. So that’s the good news, they are very much planning ahead. There’s a number of plants to be built every year, going forward. So that’s the good news.

Richard Wesolowski, Sidoti & Co. - Analyst

Okay, thank a lot.

Bob Zwerneman, Global Power Equipment Group, Inc. - Director, Investor Relations

Next question please.

Operator

Thank you very much. The next question comes from Leone Young from Citigroup. Please go ahead.

Leone Young, Smith Barney Citigroup - Analyst

Yeah, good morning — I had to step out for a second, so I apologize if you did answer this. You used to feel that with steel coming back down you could reachieve the lower end of previous gross margin ranges of 16% to 19%, as we go into ‘06. Do you think that’s still doable with the procedures you have put in place, or no?

James Wilson, Global Power Equipment Group, Inc. - CFO

I think we still feel like that’s the case. I mean, you know, of course we’re still booking jobs for ‘06 at this time, but like we showed in our chart, obviously, that’s a good sign when you see steel prices coming down. They have come down quite a bit so far. The forecast is for them to come down more, so we’ll have to see if that occurs and how that develops as we book these jobs for 2006.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

Leone, I think one of the things, as Jim said it earlier, it’s kind of in a wry way, to the extent that projects are delayed and we prepared estimates on yesterday’s steel prices but ultimately are able to buy at tomorrow’s steel prices that will flow straight to our bottom line, and that’s something people should, you know, pay attention — keep in mind. It’s the flip side of what we saw throughout 2004 and into you know, the book of business today at the low margins.

Leone Young, Smith Barney Citigroup - Analyst

Yes, makes sense, and also in the past you have been willing to speculate, or guesstimate on, you know, possibly year end backlog or bookings levels. Do you have the kind of visibility, particularly with these Chinese projects, to give us some sense of where you think you may end up?

James Wilson, Global Power Equipment Group, Inc. - CFO

As we have always said, our business is lumpy, and if anything Williams de-lumps it. Our backlog won’t change as much, the effect of it from a percentage wise, since you are carrying similar — anywhere from 90 to 110 million, typically, in the services business depending on the timing. The swings will be as dramatic on our product side and they are all tied to timing. We didn’t give a bookings estimate at this time because, as Al elaborated on, we have so many projects out there, tracking over 150, we don’t know if we’re going to book three of those or 13 of those, and that’s the reason we’re a little hesitant to provide some visibility there.

Leone Young, Smith Barney Citigroup - Analyst

And, lastly, could you give us more color on opportunities in China outside of the bundle buy?

James Wilson, Global Power Equipment Group, Inc. - CFO

Yes, the merchant power plants —

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

In China, you have the essential government out of Beijing will go ahead and set up Huaneng Power, a couple others, government entity power plants and that’s part of the bundle buy. But there is a lot of private developers— Singapore has some developers in there, Taiwan has developers, as well as European, and there used to be some U.S. players in the market there. And they still see the opportunity to build more power plants, and they are more of our traditional type of power players are in China, and that’s where we’re targeting, some of those products there where we have some prior relationship, or connections with, that we can, you know, deal much more open and, hopefully, gain some value too, value we bring to the client.

Leone Young, Smith Barney Citigroup - Analyst

No, I understand. I just didn’t know if you had targeted a specific number of projects, or size of projects?

James Wilson, Global Power Equipment Group, Inc. - CFO

They come through our door in an inquiry, and they’re trying to start these on the basis of oil-fired, and then, eventually, flip them over to gas, and as Al said, it’s all tied to those 15 LNG terminals that the Chinese government are going to build, of which eight or nine are already under construction. It’s a chicken and egg thing right now. But the Chinese government is still trying to cut back on oil imports as much as possible, and so some of this also affects the booking progress, but we still have them on our plate, just not in our backlog yet.

Leone Young, Smith Barney Citigroup - Analyst

Great. Thanks.

Operator

Thank you the next question comes from Amyne Banally (ph) from John Hancock Advisors. Please go ahead.

Amyne Banally, John Hancock Advisors - Analyst

Hi, good morning thank for taking my call.

James Wilson, Global Power Equipment Group, Inc. - CFO

Sure.

Amyne Banally, John Hancock Advisors - Analyst

I just wanted to confirm a couple of things. You said the acquisition that you made, the gross margin there is in the low teens, so 12%, 13% is what we would be able to assume, right?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

I think that’s about right, 13. Yes, for Williams.

Amyne Banally, John Hancock Advisors - Analyst

Okay. And how stable is that margin? I mean your products gross margin fluctuates with the amount of revenues that you — that you are able to achieve. How stable is the Williams’ margin?

James Wilson, Global Power Equipment Group, Inc. - CFO

It’s stable over a quarter, over a long period of time. It can vary a couple of points there, just depending on the kind of work they are doing. Some work is just standard routine work and it’s a little bit lower, and some work is special fixed price work they do on outages, which is higher.

Amyne Banally, John Hancock Advisors - Analyst

But it wouldn’t seem like the kind of business where we would see a structural change in margins to say 15%, 16% sustained, right?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

You know, it just kind of depends on the type of work they are doing — there’s other lump sum projects that they have capabilities of bidding on. It just depends on what those projects are. Just from a standard, strictly service, repetitive business it’s not going to be that high.

Amyne Banally, John Hancock Advisors - Analyst

Okay.

James Wilson, Global Power Equipment Group, Inc. - CFO

The competition won’t let you get margins that high.

Amyne Banally, John Hancock Advisors - Analyst

Okay. Perhaps one last question on the same subject you also said their operating expenses are lower. You know so does that mean that their operating margin could be closer to your products operating margin at times?

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

That — that’s possible, yes. It’s just a way that — it’s the way that their business is set up. As you know a lot of their costs are — are — you know go directly to the projects and have very low G&A overhead.

James Wilson, Global Power Equipment Group, Inc. - CFO

You could actually go to the 8-K we filed somewhere around June 25, and you will see the past three years of income statements for that business.

Amyne Banally, John Hancock Advisors - Analyst

I appreciate that, okay.

James Wilson, Global Power Equipment Group, Inc. - CFO

And you’ll see it’s roughly 9.5% to 10% operating margins.

Amyne Banally, John Hancock Advisors - Analyst

Okay. We’ll do that, and just for tax rate, what rate should we assume going forward?

James Wilson, Global Power Equipment Group, Inc. - CFO

We’ll still using 38.

Amyne Banally, John Hancock Advisors - Analyst

38%?

James Wilson, Global Power Equipment Group, Inc. - CFO

Uh-huh.

Amyne Banally, John Hancock Advisors - Analyst

Thank you very much, guys.

Al Brousseau, Global Power Equipment Group, Inc. - President, CEO

All right.

Bob Zwerneman, Global Power Equipment Group, Inc. - Director, Investor Relations

Heather, do we have any other questions?

Operator

There are no further questions.

Bob Zwerneman, Global Power Equipment Group, Inc. - Director, Investor Relations

Well, thank you, Heather, and thanks everyone for participating in this morning’s conference call. Before we close, I would like to refer everyone to slide 2, again, as well as our press release and our website for the safe harbor and Reg G compliance statements. Also our call has been taped today, and replay will be available until August 10, at 800-675-9924, that’s inside North America, or outside, it’s 303-750-0857. No pin code is needed. We will also have an archive posted on the homepage of our website that will be there until our next earnings conference call. So thank you, again, for participating and this concludes our call.

Operator

Ladies and gentlemen, again, thank you for participating. This does conclude the conference call for today. You may all disconnect.